Exhibit (a)(5)(ii)

For Immediate Release	For More Information Contact: Barron Beneski (703) 406-5528 Public and Investor Relations beneski.barron@orbital.com

ORBITAL ANNOUNCES SATISFACTION OF FINANCING CONDITION

FOR CONVERTIBLE NOTES TENDER OFFER

(Dulles, VA 12 December 2012) — Orbital Sciences Corporation (NYSE: ORB) today announced that the financing condition related to its previously announced cash tender offer (the “Tender Offer”) for any and all of the $143.75 million aggregate principal amount of its outstanding 2.4375% Convertible Senior Subordinated Notes due 2027 (the “Convertible Notes”) has been satisfied. As previously disclosed, the Company intends to fund the repurchase of the Convertible Notes using the net proceeds of a new term loan. As of the date hereof, the Company has amended its existing revolving credit facility to, among other things, add a new $150 million term loan facility. Entry into this amendment satisfies the financing condition to the Tender Offer requiring the Company to consummate a new term loan financing, on terms satisfactory to the Company, in an aggregate principal amount of at least $150 million.

The Tender Offer will expire at 12:00 midnight, New York City time, on December 18, 2012, unless extended or earlier terminated by the Company.

Citigroup Global Markets Inc. and Wells Fargo Securities, LLC are the dealer managers for the Tender Offer. Questions regarding the Tender Offer may be directed to Citigroup Global Markets Inc. and Wells Fargo Securities, LLC at (800) 558-3745 (U.S. toll free). Requests for documents may be directed to Georgeson Inc., the information agent, at (888) 658-5755 (U.S. toll free) or at (212) 440-9800 (collect), or in writing to Georgeson Inc., 199 Water Street, 26th Floor, New York, NY 10038.

None of the Company, its board of directors (or any committee thereof), the dealer managers, the depositary, the information agent, the trustee for the Convertible Notes or their respective affiliates is making any recommendation as to whether or not holders should tender all or any portion of their Convertible Notes in the Tender Offer.

This press release is for informational purposes only and is not an offer to sell or purchase, or the solicitation of an offer to sell or purchase, any securities discussed herein. The Tender Offer is only being made pursuant to the terms of the Offer to Purchase and Letter of Transmittal and the other related materials that the Company has distributed to holders of Convertible Notes as exhibits to the Company’s Schedule TO filed with the Commission on November 11, 2012. The Tender Offer is not being made in any jurisdiction in which the making or acceptance thereof would not be in compliance with the securities, “blue sky” or other laws of such jurisdiction.

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Orbital Sciences Corporation — 45101 Warp Drive, Dulles, VA 20166 — 703-406-5000

Orbital Announces Satisfaction of Financing Condition for Convertible Notes Tender Offer -

About Orbital

Orbital develops and manufactures small- and medium-class rockets and space systems for commercial, military and civil government customers. The Company’s primary products are satellites and launch vehicles, including low-Earth orbit, geosynchronous-Earth orbit and planetary exploration spacecraft for communications, remote sensing, scientific and defense missions; human-rated space systems for Earth-orbit, lunar and other missions; ground- and air-launched rockets that deliver satellites into orbit; and missile defense systems that are used as interceptor and target vehicles. Orbital also provides satellite subsystems and space-related technical services to U.S. Government agencies and laboratories.

Forward Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 and Section 21E of the Securities Exchange Act of 1934. These forward-looking statements include, but are not limited to, those related to Orbital’s financial outlook, liquidity, goals, business strategy, projected plans and objectives of management for future operating results, and forecasts of future events. These statements can be identified by the fact that they do not relate strictly to historical or current facts. Forward-looking statements often include the words “anticipate,” “forecast,” “expect,” “believe,” “should,” “will,” “intend,” “plan” and words of similar substance. Such forward-looking statements are subject to risks, trends and uncertainties that could cause the actual results or performance of the Company to be materially different from the forward-looking statement. Uncertainty surrounding factors such as continued government support and funding for key space and defense programs, including impacts of potential sequestration under the Budget Control Act of 2011, new product development programs, product performance and market acceptance of products and technologies, achievement of contractual milestones, government contract procurement and termination risks and income tax rates may materially impact Orbital’s actual financial and operational results. Other risks, uncertainties and factors are discussed under “Risk Factors” in the Company’s Annual Report on Form 10-K for the year ended December 31, 2011 and the Company’s Quarterly Reports on Form 10-Q for the quarters ended June 30, 2012 and September 30, 2012. Orbital is under no obligation to, and expressly disclaims any obligation or undertaking to update or alter any forward-looking statement, whether as a result of new information, subsequent events or otherwise, except as required by law.